FORBEARANCE AND MODIFICATION AGREEMENT

          This FORBEARANCE AND MODIFICATION AGREEMENT (this "Agreement") is entered into this the 7th day of November, 2001, between and among Arguss Communications Inc., formerly known as Arguss Holdings, Inc. (the "Borrower"), certain guarantors of the Borrower identified on the signature pages hereto (the "Guarantors"), the Lenders (as defined below) and Bank of America, N.A., formerly NationsBank, N.A., as administrative agent for the Lenders (in such capacity, the "Agent"). Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Credit Agreement (as defined below).

RECITALS

          A.     The Borrower, the Agent and certain financial institutions (the "Lenders") are parties to that certain Credit Agreement dated as of March 19, 1999 (as amended and otherwise modified from time to time, the "Credit Agreement"), pursuant to which the Lenders have made and may hereafter make loans and advances and other extensions of credit to the Borrower.

          B.     Certain Defaults and Events of Default exist under the Credit Agreement arising from the Borrower's failure to comply with the financial covenants set forth in Section 6.10(b) and (c) of the Credit Agreement, in each case for the applicable period ending September 30, 2001 (collectively, the "Acknowledged Events of Default").

          C.     The Borrower has requested that the Agent and the Lenders (i) forbear from exercising certain rights and remedies arising from the Acknowledged Events of Default through and until December 31, 2001, (ii) continue to make Revolving Loans to the Borrower until such date, and (iii) amend the Credit Agreement in certain respects.

          D.     The Agent and the Lenders have agreed to do so, but only pursuant to the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.     Estoppel, Acknowledgement and Reaffirmation.  As of November 7, 2001, the total outstanding principal amount of Revolving Loans was not less than $62,544,543.00 (which amount includes $3,000,000.00 in issued but undrawn Letters of Credit) and the total outstanding principal amount under the Term Loan was not less than $12,500,000.00, which amounts constitute valid and subsisting obligations of the Borrower to the Lenders that are not subject to any credits, offsets, defenses, claims, counterclaims or adjustments of any kind. The Borrower and the Guarantors hereby acknowledge their obligations under the Loan Documents and reaffirm that each of the liens and security interests created and granted in or pursuant to the Loan Documents are valid and subsisting and that this Agreement shall in no manner impair or otherwise adversely effect such liens and security interests.

          2.     Forbearance.  Subject to the terms and conditions set forth herein, the Agent and the Lenders agree that they shall, until the occurrence of a Forbearance Termination Event (as defined below), forbear from exercising their rights to (a) cease making Revolving Loans, and (b) accelerate the full outstanding balance of the Revolving Loans and the Term Loans, but only to the extent such rights arise exclusively as a result of the Acknowledged Events of Default; provided, however, that the Agent and the Lenders shall be free to exercise any or all of their rights and remedies arising on account of the Acknowledged Events of Default at any time upon or after the occurrence of a Forbearance Termination Event.

          3.     Forbearance Termination Events.  Nothing set forth herein or contemplated hereby is intended to constitute an agreement by the Agent or the Lenders to forbear from exercising any of the rights available to them under the Credit Agreement, the other Loan Documents, or applicable law (all of which rights and remedies are hereby expressly reserved by the Agent and the Lenders) upon or after the occurrence of a Forbearance Termination Event. As used herein, a "Forbearance Termination Event" shall mean the earliest to occur of: (a) any Event of Default under any of the Loan Documents other than the Acknowledged Events of Default; (b) any Default under any of the Loan Documents, provided that a Default under the Loan Documents shall constitute a Forbearance Termination Event hereunder only if it remains uncured after the earlier of (i) the expiration of any cure period provided under the applicable Loan Document, (ii) ten (10) days from the date that the Default first existed, and (iii) December 31, 2001; (c) a breach by the Borrower of any term or condition of this Agreement; and (d) December 31, 2001. The period from the Closing Date to (but excluding) the date that a Forbearance Termination Event occurs shall be referred to as the "Forbearance Period".

          4.     Aggregate Revolving Commitments.  The definition of "Aggregate Revolving Commitments" set forth in Section 1.1 of the Credit Agreement is amended and restated in its entirety to read as follows:

         "Aggregate Revolving Commitments" means $80,000,000, as such amount may be reduced from time to time pursuant to Sections 2.7 and 2.13.

          5.     Limitation on Revolving Loans.  Notwithstanding any provision of the Credit Agreement or of any other Loan Documents, through the occurrence of a Forbearance Termination Event the Borrower shall not be entitled to and shall not request Revolving Loans such that the sum of the aggregate principal amount of outstanding Revolving Loans would exceed $70,000,000.

          6.     No Eurodollar Loans.  Notwithstanding any provision of the Credit Agreement or of any other Loan Documents, each outstanding Eurodollar Loan shall be converted to a Base Rate Loan at the end of the current Interest Period, and the Borrower shall not be entitled to draw additional Eurodollar Loans, continue Eurodollar Loans or convert Base Rate Loans to Eurodollar Loans.

          7.     Interest.

          (a)     Effective as of October 1, 2001, the definition of "Applicable Margin" set forth in Section 1.1 of the Credit Agreement is amended by deleting the chart set forth therein in its entirety and replacing it with the following new chart:

Base Rate Margin (basis points per annum)	Eurodollar Rate Margin (basis points per annum)
200.0	444.0

          (b)     The definition of "Interest Payment Date" set forth in Section 1.1 of the Credit Agreement is amended and restated in its entirety to read as follows:

"Interest Payment Date" means the last day of each calendar month.

          8.     Reporting.

         (a)     Section 6.1 of the Credit Agreement is amended by deleting clause (b) thereof and restated it in its entirety to read as follows:

          (b)     as soon as available but in any event within twenty (20) days after the end of each fiscal month of the Borrower, its consolidating and consolidated balance sheet and related statements of earnings and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form (with respect to the consolidated balance sheets and related financial statements) the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by its Principal Financial Officer as presenting fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.

         (b)     Section 6.1 of the Credit Agreement is further amended by deleting clause (h) thereof and adding the following new clauses (h), (i), (j), (k), (l) and (m) thereto:

          (h)     concurrently with each delivery of financial statements under clause (b) above, a report, in form reasonably acceptable to the Agent, listing the Borrower's accounts payable and accounts receivable for each operating division, on a customer by customer basis, and aging information therefor;

          (i)     as soon as available but in any event within thirty (30) days after the end of each fiscal quarter of the Borrower, a current customer order backlog, by operating division, in form reasonably acceptable to the Agent (a "Backlog Report");

          (j)     as soon as available but in any event within thirty (30) days after end of each of fiscal month of the Borrower, a written narrative update, in form reasonably acceptable to the Agent, of any known changes to the most recently delivered Backlog Report regarding jobs with revenues in excess of $1,000,000;

          (k)     as soon as available but in any event within fifteen (15) days after the end of each fiscal month of the Borrower, a rolling thirteen (13) week forecast of cash flows for the Borrower in a form reasonably acceptable to the Agent (the "Forecast");

          (l)     concurrently with each delivery of the Forecast under clause (k) above (except for the initial Forecast) a reconciliation, in form reasonably acceptable to the Agent, between actual cash flows for the prior fiscal month and projected cash flows for such fiscal month as set forth in the most recent previous Forecast, including a narrative discussion of any material variance; and

          (m)     promptly following any request therefor, such other information regarding the operations and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Agent may reasonably request.

          9.     No Acquisitions / No Distributions / Conceptronic Disposition.  Notwithstanding anything in the Credit Agreement to the contrary, the Borrower covenants and agrees that, without the express written consent of the Required Lenders, it shall not:

         (a)     make, or permit any Subsidiary to make, any Acquisitions, including without limitation Permitted Acquisitions;

         (b)     make, or permit any Subsidiary to make, any Distributions; or

         (c)     Dispose of Conceptronic.

          10.     Forbearance Fee.  In consideration of the willingness of the Agent and the Lenders to enter into this Agreement, the Borrower shall pay to the Agent, for the ratable benefit of the Lenders, a fee (the "Forbearance Fee") in an amount equal to two-tenths of one percent (0.20%) of the Aggregate Commitments (as amended hereby).

          11.     Mortgaged Properties.

          (a)     Within fifteen days of the Closing Date, the Borrower shall execute and deliver to the Agent mortgages and/or deeds of trust (collectively, the "Mortgages"), in form acceptable to the Agent, with respect to the four parcels of real property identified on Schedule I attached hereto (collectively, the "Mortgaged Properties"); and

          (b)     Within thirty days of the Closing Date, the Borrower shall deliver to the Agent:

          (i)     ALTA mortgagee title insurance policies issued by a title insurance company acceptable to the Agent, in amounts not less than the respective amounts designated in Schedule I with respect to the Mortgages, assuring that each of the Mortgages creates a valid and enforceable mortgage lien on the applicable Mortgaged Property, having the priority set forth on Schedule I, which title insurance policies shall otherwise be in form and substance reasonably satisfactory to the Agent and shall include such endorsements as are reasonably requested by the Agent; and

          (ii)     evidence as to whether any Mortgaged Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (any such Mortgaged Property, a "Flood Hazard Property"), and if any Mortgaged Property is a Flood Hazard Property, whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, the Borrower's written acknowledgment of receipt of written notification from the Agent as to the fact that such Mortgaged Property is a Flood Hazard Property and as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and copies of insurance policies or certificates of insurance of the Borrower evidencing flood insurance satisfactory to the Collateral Agent and naming the Collateral Agent as sole loss payee on behalf of the Senior Creditors.

          (iii)     copies of any existing appraisals and environmental site assessments in Borrower's possession relating to the Mortgaged Properties.

          (c)     At the request of the Agent made from time to time, Borrower shall (i) cause to be delivered to the Lenders copies of any additional appraisals and environmental site assessments in Borrower's possession relating to the Mortgaged Properties; and (ii) provide, upon reasonable notice, access to the Mortgaged Properties and to any books, records or other documents relating to the operation and management of the Mortgaged Properties which may be necessary in order to conduct appraisals and environmental site assessments. Such appraisals and site assessments shall be (i) performed by professionals satisfactory to the Bank, (ii) in form, substance and scope satisfactory to the Bank, and (iii) undertaken at Borrower's sole expense.

          12.     Vehicle Titles.  Within thirty days of the Closing Date, the Borrower shall deliver to the Agent, or such third party designated by the Agent, original title documents for substantially all of the titled vehicles owned by the Borrower or any Subsidiary. The Agent agrees to release to the Borrower, or cause such third party designated by the Agent in possession of such title documents to release to the Borrower, the title documents for any vehicle being sold by the Borrower in the ordinary course of its business, provided that such sale is otherwise permitted by the Credit Agreement.

          13.     Cooperation with Consultants / Appraisers.  The Agent has retained FTI Policano & Manzo as a consultant (together with any replacement consultant(s) engaged from time to time by the Agent, the "Consultant") to assist it in evaluating the financial situation and operations of the Borrower. In addition, the Agent may retain certain appraisers to assist it in evaluating the Collateral. The Borrower agrees to (a) cooperate with the Consultant and any such appraisers and provide the Consultant and such appraisers reasonable access to all business records and -appropriate personnel of the Borrower to facilitate their review and analysis, and (b) reimburse the Agent for all reasonable fees and expenses of the Consultant and any such appraisers when due.

          14.     Expenses.  Upon demand therefor, the Borrower shall pay all reasonable out-of-pocket expenses incurred by the Agent and Lenders (including without limitation the reasonable fees and out-of-pocket expenses of counsel and of any Consultant) in connection with or related to the negotiation, drafting, and execution of this Agreement and the transactions contemplated hereby.

          15.     Conditions Precedent.  As conditions precedent to the effectiveness of this Agreement:

          (a)     the Agent shall have received counterparts of this Agreement duly executed by the Borrower and the Lenders;

          (b)     the Borrower shall have reimbursed the Agent for the fees and expenses of the Agent's counsel billed through October 31, 2001;

          (c)     the Borrower shall have paid the Forbearance Fee;

          (d)     the Borrower shall have paid all interest accrued through the date hereof;

          (e)     the Borrower shall have delivered to the Agent a certified perfection certificate in the form of that attached hereto as Exhibit A; and

          (f)     the Borrower shall have delivered to the Agent such additional documents and information as reasonably requested by the Agent, including without limitation certified copies of the Borrower's articles of incorporation, bylaws, resolutions and certificates of good standing.

          16.     Representations and Warranties.  The Borrower hereby represents and warrants to the Agent and Lenders that:

          (a)     other than the Acknowledged Events of Default, no Default or Event of Default exists under any of the Loan Documents on and as of the date hereof;

          (b)     after giving effect to this Agreement, the representations and warranties of the Borrower contained in Article IV of the Credit Agreement are true, accurate and complete in all material respects on and as of the date hereof to the same extent as though made on and as of such date except to the extent such representations and warranties specifically relate to an earlier date; and

          (c)     (i) the execution, delivery and performance by the Borrower of this Agreement are within the Borrower's corporate powers and have been duly authorized by all necessary corporate action on the part of the Borrower, (ii) this Agreement constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms and (iii) neither this Agreement, nor the execution, delivery or performance by the Borrower hereof (A) violates any law or regulation, or any order or decree of any court or Governmental Authority, (B) conflicts with or results in the breach or termination of, constitutes a default under or accelerates any performance required by, any material indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Borrower is a party or by which the Borrower or any of its property is bound, provided that the Acknowledged Events of Default may constitute cross defaults under the agreements identified on Schedule II hereto, or (C) results in the creation or imposition of any lien upon any of the Collateral.

          17.     Release.  In consideration of the willingness of the Agent and the Lenders to enter into this Agreement, the Borrower and each of the Guarantors hereby releases the Agent and the Lenders, and the officers, employees, representatives, counsel, subsidiaries, affiliates, trustees and directors of each, from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act on or prior to the date hereof.

          18.     Reference to and Effect on Credit Agreement.  Except as specifically modified herein, the Loan Documents shall remain in full force and effect. The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Lenders or the Agent under any of the Loan Documents, or constitute a waiver or amendment of any provision of any of the Loan Documents, except as expressly set forth herein.

          19.     Further Assurances.  The Agent, the Lenders, the Guarantors and the Borrower each agrees to execute and deliver, or to cause to be executed and delivered, all such instruments as they may reasonably request to effectuate the intent and purposes, and to carry out the terms, of this Agreement.

          20.     Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF MARYLAND (WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THEREOF); PROVIDED THAT THE BORROWER, THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

          21.     Miscellaneous.

          (a)     This Agreement shall be binding on and shall inure to the benefit of the Borrower, the Guarantors, the Agent, the Lenders and their respective successors and permitted assigns. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of the Borrower, the Guarantors, the Agent and the Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement.

          (b)     Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

          (c)     Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          (d)     Except as otherwise provided in this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in the Loan Documents, the provision contained in this Agreement shall govern and control.

          (e)     This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. Delivery of an executed counterpart of this Agreement by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered to the Agent.

          22.     Entirety.  This Agreement and the other Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof. This Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.

[Remainder of Page Left Blank Intentionally.]

          IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWER:	ARGUSS COMMUNICATIONS, INC. By: Name: Title:

GUARANTORS:	ARGUSS COMMUNICATIONS GROUP By: Name: Title:

ARGUSS SERVICES CORP. By: Name: Title:

CONCEPTRONIC, INC. By: Name: Title:

SCHENCK COMMUNICATIONS LIMITED PARTNERSHIP By: Name: Title:

LENDERS:	BANK OF AMERICA, N.A., as Agent and as a Lender By: Name: Title:

SUNTRUST By: Name: Title:

FLEET BANK, N.A. By: Name: Title:

KEYBANK NATIONAL ASSOCIATION By: Name: Title:

UNION BANK OF CALIFORNIA By: Name: Title:

NATIONAL CITY BANK By: Name: Title:

FIRSTAR BANK, N.A. By: Name: Title:

Schedule I
(Mortgaged Properties)

Location	Record Owner	Priority

250 Fischer Ave. Costa Mesa, CA 92626	Can Am Construction	First

8602 Maltby Road Woodinville, WA 98072	Schenck Communications Limited Partnership	First

2101 Dover Road Epsom, NH 03234	White Mountain Cable Construction	Second

6 Post Road Portsmouth, NH 03801	Conceptronic, Inc.	Third

Schedule II
(other agreements)

1.          That certain Loan Agreement, dated as of November 24, 1992 by and between the Granite State Economic Development Corporation and Conceptronic, Inc.

2.          That certain Loan Agreement, dated as of May 2, 1995 by and between the City of Portsmouth, New Hampshire and Conceptronic, Inc.

3.          That certain Mortgage and Security Agreement, dated as of May 8, 1998, by and between Citizens Bank New Hampshire and White Mountain Cable Construction Corp.

Exhibit A
(form of perfection certificate)

(see attached)